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                                                                    Exhibit 99.1

SINOFRESH HEALTHCARE, INC.

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    516 Paul Morris Drive   *   Englewood, FL 34223   *   941-681-3100   *
                    Fax 941-681-3139   *   www.sinofresh.com
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MEDIA CONTACT:
MICHAEL GILLETTE
941-681-3121
- OR -
INVESTOR RELATIONS:
941-681-3135

                                                           FOR IMMEDIATE RELEASE

   SINOFRESH HEALTHCARE, INC. REPORTS THIRD QUARTER 2004 NET INCOME OF $69,083
               ($0.01 PER BASIC SHARE) ON NET SALES OF $1,170,425

ENGLEWOOD, FL, NOVEMBER 3, 2004 - SinoFresh HealthCare, Inc. (OTC BB: SFSH), producer of the first over-the-counter antiseptic nasal spray, SinoFresh(TM) Nasal & Sinus Care, proven to kill bacteria and molds associated with chronic sinus conditions, announced its financial results for the third quarter ended September 30, 2004.

Revenue in the third quarter 2004 was $1,170,425 up from $426,163 in the third quarter 2003. Gross profit for the third quarter was $844,774 up from $247,439 for the same period in 2003. Revenue increased $2,570,969 to $3,285,857 from $777,888 for the nine months ended September 30, 2004 and 2003, respectively. Gross profit increased $1,963,475 to $2,469,847 from $506,372 for the nine months ended September 30, 2004 and 2003, respectively. The increases are attributed to expanded distribution of its flagship product, SinoFresh(TM) Nasal & Sinus Care. The Company estimates the product is on the shelf in 20,000 retail locations nationwide, including select Wal-Mart stores.

Total operating expenses for the third quarter 2004 were $784,257 down from $1,077,116 in the third quarter of 2003. The decrease relates to: lower professional fees than third quarter 2003 when the Company had fees associated with the reverse merger and consulting fees for services that could not be performed in-house; lower marketing and advertising expense due to a deferral of marketing programs until more funds are available either through increased revenues or outside financing.

Net income for the three months ended September 30, 2004 was $69,083 ($0.01 per basic share) up from a net loss of $1,006,736 ($0.09 per basic share) in third quarter 2003. Net losses for the nine months ended September 30, 2004 and 2003 were $1,408,853 ($0.11 per share) and $2,355,317 ($0.21 per share), respectively.

Working capital deficit was ($1,685,921) and ($596,555) as of September 30, 2004 and December 31, 2003 respectively.

"We are pleased with our financial results and the increases in retail distribution we achieved during the third quarter," stated Charles Fust, SinoFresh Chairman and CEO. He continued, "Getting our antiseptic nasal spray onto more retail shelves was a prerequisite for launching national marketing programs with our new

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spokesperson, Ed McMahon, and we are excited about the prospect of developing deeper awareness of our brand."

ABOUT SINOFRESH HEALTHCARE, INC.

SinoFresh HealthCare, Inc. is a developer and marketer of innovative therapies to treat inflammatory and infectious diseases of the upper respiratory system. The Company is researching broad-spectrum antiseptic approaches to reducing viral, bacterial, and fungal organisms that are suspected to cause pathogenesis of the

                                    - More -

mouth, nose, and throat. The Company holds many patents and patent applications on its innovative pharmaceutical technology and relies upon a distinguished panel of medical experts and a management team experienced in the bio-pharmaceutical arena.

The Company's lead product, SinoFresh(TM) Nasal & Sinus Care, is the first over-the-counter antiseptic nasal spray that kills bacteria and molds in the mouth and nose. The Company is also researching how antiseptic cleansing may aid in alleviating sinus distress, a problem that may affect 37 million Americans annually. SinoFresh(TM) Nasal & Sinus Care is available nationwide in Wal-Mart, Walgreens, Rite Aid, CVS, Sav-on drugs, Osco Drug and other drug, grocery and mass merchandise retailers. More information is available at www.sinofresh.com.

SAFE HARBOR STATEMENT

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made and involve risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including risks summarized in the Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 2003 (file No. 0-49764). The Company's actual results could differ materially from such forward-looking statements. The Company undertakes no obligation to update any forward-looking statement or statements to reflect new events or circumstances or future developments.

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-  SinoFresh(TM) is a registered trademark of SinoFresh HealthCare, Inc.